Cables and Telegrams; MINILANDS            MINISTRY OF LANDS, FORESTRY AND MINES
Telephone: 233-21-687314                              P. O. BOX M. 212
Tel / Fax: 233-2 1-666801                                  Accra

In case of reply the
number and date of this
letter should be quoted.

Our Ref. No...DB-47/285/04
                                  [LOGO OMITTED]
Your Ref. No....                 REPUBLIC OF GHANA            26th October, 2006


THE MANAGING DIRECTOR
UPRIGHTNESS (GH) LTD.
P. O. BOX 3553
ACCRA NORTH.


PROF. EDWARD SOLOMON AYENSU
HABER MINING GHANA LIMITED
P. O. BOX KIA 16525
ACCRA.


Dear Sir,

            APPLICATION BY UPRIGHTNESS (GHANA) LIMITED TO ASSIGN ITS
            --------------------------------------------------------
             RECONNAISSANCE LICENCE TO HABER MINING COMPANY LIMITED
             ------------------------------------------------------

At a Special Meeting of the Minerals Commission held on the 18th September 2006, the transfer of the reconnaissance licence of Uprightness (Ghana) Limited (UGL) to Haber Mining Company Limited (Haber) was recommended for my approval.

Consequently, in accordance with Section 14 of the Minerals and Mining Act 2006, (Act 703) I hereby grant my consent to the transfer between UGL and Haber subject to the payment of the appropriate fees to the Minerals Commission.

Yours faithfully

/s/ Dominic Fobih
PROF. DOMINIC FOBIH (MP)
HON. MINISTER

                                                       cc:   The Chief Executive
                                                             Minerals Commission
                                                             Accra.

                              UPRIGHTNESS (GH) LTD
                              --------------------

BANKERS:                                                           P.O. BOX 3553
--------                                                           ACCRA-NORTH
BARCLAYS BANK (GH) LTD.
HIGH STREET BRANCH, ACCRA.

Our Ref.: ...

Your Ref.: ...                                          Date: September 27, 2006




Elsie Addo
Managing Consultant
Lawfields Consulting
Accra.


Dear Ms. Addo,

RE: ASSIGNMENT OF RECONNAISSANCE
--------------------------------
LICENCE TO HABER MINING (GB) LIMITED
------------------------------------

Following the conclusion of the assignment of our reconnaissance license to Haber Mining Gh. Ltd., under the Deed of Assignment dated 26th September 2006, kindly transfer the consideration of two hundred thousand United States Dollars ($200,000.00) into the following:

BANKERS                                 :       STANDARD CHARTERED BANK
                                                HIGH STREET BRANCH, ACCRA

NAME OF ACCOUNTS HOLDER                 :       ALEX ADJEI

ACCOUNTS NUMBER                         :       501353-020101
                                                8700236344700-01.

Yours faithfully,

/s/ Alex Adjei
Alex Adjei
Chairman

[MINERALS COMMISSION GHANA LOGO]

MINERALS COMMISSION
-------------------
#12 Switchback Road Residential Area, Cantoments
P. 0. Box M 248 Accra - Ghana
Tel: (233-21) 772783 / 772786 /773053 / 771318  Fax: (233-21) 773324
Email: mincom@mincomgh.org
website: www.mincomgh.org.



        RL.2/100                                               28 November, 2006


The Managing Director
Haber Mining Ghana Limited
P. O. Box KIA 16525
Accra

Dear Sir,

                              RE: LETER OF COMFORT
                              --------------------

We refer to your application dated 25th November, 2006 relating to the subject above and wish to inform you that the validity period of your Reconnaissance Licence at Sefwi Bekwai in the Western Region will be extended for a 12-month period subject to the payment of a consideration fee of US$10,000.00 (Ten Thousand United States Dollars).

Accordingly, you are advised to pay the amount to the Commission before the extension will be granted.

The offer remains open for a period of thirty (30) days from the date of this letter. If it is not accepted within the said period your application for extension of the licence shall lapse.

                                Yours faithfully,

                               /s/ Amponsah Tawaih
                                (AMPONSAH TAWIAH)
                        DIRECTOR, MONITORING & EVALUATION
                              For: CHIEF EXECUTIVE

cc:      Chief Accountant
         Minerals Commission
         Accra




accunt serv Extension Offer - RecEOK

[LOGO]    MINERALS COMMISSION
          ----------------------------------------------------------------------
          #12 Switchback Road Residential Area, Cantoments
          P. O. Box M 248 Accra - Ghana
          Tel: (233-21)772783/772786/773053/771318  Fax: (233-21)773324
          Email: minom@mincomgh.org
          website: www.mincomgh.org.


          RL.2/ 100                                            20 December, 2006

The Managing Director
Haber Mining Ghana Limited
P. O. Box KIA. 16525
Accra

Dear Sir,

                              RE: LETTER OF COMFORT
                              ---------------------

We refer to your application dated 25th November, 2006 relating to the above subject matter.

The validity period of your Reconnaissance Licence at Sefwi Bekwai area in the Western Region, is being extended for 12 months with effect from the date of this letter.

At the end of the period, you will be required to submit the following documents for the renewal of the licence.

     a. Three (3) copies of a comprehensive technical terminal report, with maps, sections, assay results, budgeted work programme, where applicable;
     b.   Detailed financial report;
     c. Eight (8) copies of a site plan indicating areas to be relinquished and those to be retained in accordance with Section 38(1) of Minerals and Mining Act, 2006 (Act 703);
     d.   Evidence of annual ground rent payments; and
     e.   An Environmental Permit from the Environmental Protection Agency
          (EPA).

                                Yours faithfully,


                                 /s/ Peter Awuah
                                  (PETER AWUAH)
                       PRINCIPAL PLANNING & POLICY OFFICER
                              For: CHIEF EXECUTIVE

cc:       - The Head, Inspectorate Division of Minerals Commission, Accra

          - The Director, Ghana Geological Survey, Accra

[2 GHANA STAMP DUTIES OMITTED]

T H I S   A G R E E M E N T is made the 1 day of December 2005 BETWEEN THE
GOVERNMENT OF THE REPUBLIC OF GHANA (hereinafter called "THE GOVERNMENT")
acting by PROF. DOMINIC K. FOBIH, the Minister of Mines (hereinafter called "THE MINISTER") of the One Part and UPRIGHTNESS GHANA LIMITED with registered address at P. 0. BOX AN. 3553, ACCRA NORTH, GHANA (hereinafter called "THE COMPANY") of the Other Part..
WHEREAS:
--------
A. It is Government's policy to take all such steps as it deems appropriate and effective for carrying out reconnaissance for minerals throughout the Republic of Ghana to identify prospective areas of gold, diamonds and base metals mineralization.
B. In pursuit of the above policy Government desires to secure the co-operation of companies which possess, the necessary financial and managerial qualifications and skills for carrying out mineral operations
C. The Company, which warrants its financial, technical and managerial competence for undertaking mineral operations has declared itself will to engage in exploration in Ghana on the understanding that it shall bear the sole risk of reconnaissance operations on its own account; and upon establishing to the satisfaction of the Government that there are good prospects for gold, diamonds and base metals within the area covered by this licence may apply for and be granted a prospecting licence, or a mining lease subject to the provisions of the Minerals and Mining Law, 1986, (PNDCL 153).
1.   WITNESSES AS FOLLOWS:
     ---------------------
     The Government hereby grants unto the Company the right to reconnoitre for and prove gold, diamonds and base metals in the area described in the Schedule hereto and demarcated on the map which forms part of this AGREEMENT (hereinafter called "the Licensed Area") excluding any parts

                            LAND REGISTRY NO 113/2006

     i.   to hunt game
     ii.  to gather firewood for domestic purposes
     iii. to collect snails
     iv.  to till and cultivate farms
     v.   to observe rites in respect of groves and other areas held to be sacred.
     Provided always that where the exercise of these customary rights and privileges unduly interferes with or obstructs the operations of the Company hereunder, the Company shall make arrangements with members of the said local population for the limitation or waiver of such rights and privileges, such arrangements to include the payment of compensation where necessary. The Government shall furnish such assistance as is reasonably required in the making of such arrangements.
4.   CONDUCT OF OPERATIONS:
     ----------------------
     a. The Company shall conduct all of its operations hereunder with due diligence, efficiency and economy to the maximum extent possible consistent with good mining industry practice and in a proper workmanlike manner observing sound technical and engineering principles and practices, using. appropriate modern and efective equipment, machinery, materials and methods and pay particular regard to the protection of the environment.
     b. The Company shall maintain all equipment in good repair and all areas in safe and good condition and take all practicable steps:
          i.   to prevent damage to adjoining farms and villages;
          ii. to avoid damage to trees, crops, buildings, structures and other property in the Licensed Area; to the extent however that any such damage is unavoidable the Company shall pay fair and reasonable compensation.

          any revenue from its operations hereunder, finance such operations in the following manner:
          i. by converting to Ghana currency through authorized dealers such amounts of foreign currency as will be sufficient to cover the Company's operating expenses required to be paid in Ghana currency including any payments to the Government and third parties provided that the terms of any loans obtained abroad for the company's operations shall be in conformity with current international commercial and monetary conditions.
          ii. By directly purchasing and/or hiring abroad as is necessary for conducting the reconnaissance programme with its foreign currency funds and importing to and/or using in Ghana freely and without restrictions such machinery equipment materials and services of any nature whatsoever as will be required by the Company for its operations hereunder.
     b. The Company may be required to pay all its rentals and other licensing fees to the Government in dollars or other freely convertible currency, or such currencies as shall be specified by the Bank of Ghana.
     c. All conversions of currency shall be made at the prevailing official rates of exchange.
19.  PROSPECTING LICENCE:
     --------------------
     If upon the expiration of this Agreement the Company shall have carried out its obligations hereunder without default at that time and shall have successfully established to the Government that work done so far by the Company justifies further and more detailed enquiry, then the Government shall grant to the Company the first option to acquire a

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.


SIGNED AND SEALED with the SEAL of the               ]
Ministry of Mines and DELIVERED by the Said          ] /s/ Dominic K. Fobih
PROF. DOMINIC K. FOBIH, Minister of                  ]         Minister
Lands, Forestry and Mines for and on behalf of the   ] MIN. OF LANDS, FORESTRY &
Government of the Republic of Ghana in the presence: ]           MINES


/s/ [ILLEGIBLE SIGNATURE]
-------------------------
      CHIEF DIRECTOR
MINISTRY OF LANDS, FORESTS & MINES


The COMMON SEAL/STAMP of the said                    ]
UPRIGHTNESS GHANA LIMITED                            ] [GHANA STAMP OMITTED]
was affixed to these presents and the                ]
same were DELIVERED in the presence of:              ]

/s/ [ILLEGIBLE SIGNATURE]

/s/ [ILLEGIBLE SIGNATURE]
-----------------
MANAGING DIRECTOR

/s/ [ILLEGIBLE SIGNATURE]

/s/ [ILLEGIBLE SIGNATURE]
------------------
DIRECTOR/SECRETARY

                                  OATH OF PROOF
                                  -------------

I [ILLEGIBLE NAME] of Minerals Commission MAKE OATH and SAY that on the 1st day of December 2005. I was present and saw PROF. DOMINIC K. FOBIH, the Minister of Lands, Forestry and Mines duly execute the Instrument now produced to me and Marked "A" and that the said PROF. DOMINIC K. FOBIH can read and write,

Sworn at Accra this 21st day of December 2005


          Before Me




/s/ [ILLEGIBLE SIGNATURE]     [GHANA STAMP OMITTED]    /s/ [ILLEGIBLE SIGNATURE]
-------------------------                              -------------------------
     REGISTRAR OF LANDS                                         DEPONENT
         HIGH COURT
           ACCRA

This is the Instrument Marked "A" Referred to in the Oath of Sworn before me, this 21st day of December 2005



                     /s/ [ILLEGIBLE SIGNATURE]    [GHANA STAMP OMITTED]
                     -------------------------
                        REGISTRAR OF LANDS


On the 21st day of Dec 2005 at [ILLEDGIBLE] O'clock in the [ILLEDGIBLE] noon this Instrument was proved before me by the Oath of the within-named ____________ to have been duly executed by the within-named

PROF. DOMINIC K. FOBIH.


                     /s/ [ILLEGIBLE SIGNATURE]    [GHANA STAMP OMITTED]
                     -------------------------
                        REGISTRAR OF LANDS
     which shall be relinquished from time to time in accordance with the provisions with a right of extension as hereinafter provided.
2.   RIGHTS OF THE COMPANY:
     ----------------------
     a. The Company shall have the right to conduct such geological and geophysical investigations in the Licensed Area as it considers necessary for identifying the potential for gold, diamonds and base metals mineralization within the licence area but shall conduct no excavation, drilling or other sub-surface operations unless it is specifically so authorized in writing by the Minister.
     b. The Company may exercise all or any of the rights and powers granted hereunder through agents, independent contractors or sub-contractors.
     c. The Company shall not conduct any operations in a sacred area and shall not without the prior consent of the Minister conduct any operations:
          i. within 20 metres of any building, installations, reservoir, dam, public road, railway or area appropriated for a railway; or
          ii. in an area occupied by a market, burial ground, cemetery or within a town or village or an area set apart for, used, appropriated or dedicated to a public purpose.
     d. Nothing contained in this Agreement shall be deemed to permit the Company to dispense with the necessity of applying for and obtaining any permit or authority which the Company may be required by law or regulation to obtain in respect of any works and/or activities to be carried out hereunder.
3.   RIGHTS OF THIRD PARTIES:
     ------------------------
     The Company shall not hinder or prevent members of the local population from exercising the following customary rights and privileges in or over the Licensed Area:

     c. The Company shall provide and maintain in good repair and condition proper roads, gates, stiles and fences for the convenient occupation of the surface of the Licensed Area.
     d. The Company shall use its best efforts to exercise the rights and powers granted by this Agreement in such manner as not to cause interference with or avoidable instruction or interruption to the felling of timber by licensed timber operators within the Licensed Area and the Government shall furnish assistance to the Company to make appropriate arrangements with such operators to permit the reconnaissance programme to proceed without interference or delay.
5.   WORKING OBLIGATIONS:
     --------------------
     a. The Company shall be means of modern geological, geophysical and other methods normally associated with reconnaissance and with due diligence and within three months of the date of this Agreement or at such time as the Minister may specify, commence reconnaissance operations in the Licensed Area with a view to establish the existence of gold, diamonds and base metals in commercial quantities.
     b. The Company, having prior to the commencement of this Agreement submitted its programme of work to the Government, shall carry out its operations in accordance with the programme and the Chief Inspector of Mines shall from time to time inspect the operations to ensure that the Company does so.
     c. The Company shall diligently continue to carry out its operations hereunder and shall spend as actual direct reconnaissance expenditure not less than the minimum amounts specified in its work programme.
     d. The Company shall spend the minimum amounts stipulated in the work programme to be spent for the period of this Agreement and if at the expiration or termination of the Agreement the Company shall not have expended the stipulated minimum, it shall be liable to pay to the Government within 30 days from the date of such expiration or termination the difference between the amounts actually expended and the stipulated minimum for the period of the Agreement provided that if the termination shall be occasioned by force majeure or upon adequate proof by the Company that gold mineralization does not exist in sufficient quantities in the area to warrant completion of the work programme, the Company shall not be liable to pay to the Government any difference on the stipulated minimum expenditure.
6.   NOTIFICATION OF DISCOVERY OF OTHER MINERALS:
     --------------------------------------------
     The Company shall report forthwith to the Minister, the Chief Inspector of Mines, the Director of Ghana Geological Survey and the Chief Executive of the Minerals Commission the discovery in the Licensed Area of any other minerals and the Company shall be given the first option to explore for and work the said minerals subject to satisfactory arrangements between Government and the Company.
7.   SAMPLES:
     --------
     a. The Company shall not during the currency of this Agreement destroy, except in analyses, any samples obtained from the Licensed Area without the prior consent of the Director of Ghana Geological Survey.
     b. The Company shall provide the Director of Ghana Geological Survey and the Chief Inspector of Mines with such samples from the Licensed Area as they may from time to time reasonably request for.
8.   RECORDS:
     --------
     a. The Company shall maintain at its registered office copies of the following:-
          movables placed thereon by the Company. Any structures, installations and movables not so removed within the said period shall become the property of the Government without charge.
17.  FORCE MAJEURE:
     --------------
     a. Failure on the part of the Company to comply with any of the terms and conditions hereof (except the obligations to make payment of monies to the Government) shall not be grounds for cancellation or give the Government any claim for damages in so far as such failure arises from force majeure, the Company having taken all appropriate precautions due care and reasonable alternative measures with the objective of avoiding such failure and of carrying out its obligations hereunder. The Company shall take all reasonable measures to remove such inability to fulfill the obligations hereunder with the minimum of delay.
     b. For purposes of this paragraph force majeure includes acts of God, war, insurrection, earthquake, storm, flood or other adverse weather condition but shall not include any event caused by a failure to observe good mining industry practice or by the negligence of the Company of its employees or contractors.
     c. The Company shall notify the Minister within twenty-four hours of an event of force majeure affecting its ability to fulfill the terms and conditions hereof.
     d. The period of this Agreement shall be extended for a period of time equal to the period or periods during which the Company was affected by conditions set forth in sub-paragraph (b) of this paragraph, but not to exceed six months in the aggregate.
18.  PAYMENT IN FOREIGN EXCHANGE:
     ----------------------------
     a. Subject to sub-paragraph (b) of this paragraph the Company shall, during the term of this Agreement and so long as it does not derive

          i. full and complete records and books of account relating to the reconnaissance programme in Ghana.
          ii. the detailed records and results of analyses or all investigations, surveys and other tests conducted pursuant to the provisions of this Agreement.
     b. The records referred to in the foregoing paragraph shall include copies of all geological, geophysical and geochemical investigations, relating to the Licensed Area and all maps, drawings and diagrams pertaining to these records.
     c. The said records, with the exception of propriety technical information, shall be made available for inspection at reasonable times without delaying the reconnaissance programme to the Chief Executive, Minerals Commission, the Chief Inspector of Mines upon request, and shall be retained in Ghana unless removed with Government's consent.
     d. Failure to keep such records and to produce them for inspection upon receipt of reasonable notice may be considered just cause for the cancellation of this Agreement.
     e. Copies of the aforementioned records shall be delivered to the Chief Executive of the Minerals Commission and the Chief Inspector of Mines on the termination of this Agreement and in the event of the Company not continuing mineral operations in the Licensed Area.
9.   REPORTS:
     --------
     a. The Company shall furnish to the Chief Executive of the Minerals Commission, the Chief Inspector of Mines and the Director of Ghana Geological Survey not later than the 15th of each third month, a report giving a general description of the work done by the Company in the preceding quarter and containing a description accompanied by a sketch plan of the areas where gold, diamonds and base metals and any other minerals were found, particulars of the type of minerals found and the number and weight of samples taken, if any.
     b. The Company shall furnish to the Chief Executive of Minerals Commission, Chief Inspector of Mines and Director of Ghana Geological Survey not later than sixty days after the end of each calendar year, an Annual Report in such form as may be prescribed.
     c. All records, reports, plans and information which the Company is required to supply to the Government and its agents. pursuant to the provisions of this Agreement shall be supplied at the expense of the Company.
     d. Any information or material supplied by the Company to the Government pursuant to the provisions of this Agreement shall be treated by the Government, its officers and agents as confidential and shall not be revealed to third parties except with the consent of the Company (which consent shall not be unreasonably withheld) for a period of 12 months with respect to technical information and 36 months with respect to financial information from the date of submission of such information. The Government and persons authorized by the Government may nevertheless use any such information received from the Company for the purpose of preparing and publishing general reports or analysis relating to minerals in Ghana.
10.  FINANCIAL OBLIGATIONS
     ---------------------
     a.   The Company shall pay to the Government:
          i. in consideration of the grant of reconnaissance for gold, diamonds and base metals in the Licensed Area an amount of (cedis)25,000,000.00 (five million cedis) within 30 days from the date of this Agreement.

          ii. A yearly rent of (cedis)41,122,000.00 (one million, one hundred and twenty two thousand cedis)
     b. Payment of the rent specified in the foregoing paragraph shall be made yearly in advance, the first year's payment having been made on or before the issue of this Agreement.
11.  ASSIGNMENT, MORTGAGE, ETC:
     --------------------------
     a. The Company shall not assign, mortgage, sublet or otherwise transfer any interest conferred by this licence without the prior written consent of the Government.
     b. The Government may impose such conditions on the giving of such consent as it thinks fit.
12.  SURRENDER OF PART OF LICENSED AREA:
     -----------------------------------
     a. The Company may surrender at any time and from time to time, by giving not less than three months notice to the Chief Inspector of Mines and the Chief Executive of the Minerals Commission, all its rights hereunder in respect of any part or parts of the Licensed Area. The Company shall be relieved of all obligations in respect of the part or parts of the Licensed Area so surrendered except those obligations which accrued prior to the effective date of surrender.
     b. The Company shall leave the part of the Licensed Area surrendered and everything thereon in a safe condition, the Company shall take all reasonable measures to restore the surface of such part of the Licensed Area surrendered and all structures thereon not the property of the Company to their original condition. In the event that the Company fails to do so, the Chief Inspector of Mines shall make such part and everything thereon safe at the expense of the Company.
13.  EXTENSION:
     ----------
     a. If the Company applies in writing to the Government not less than three months before the expiration of this Agreement for an extension of the term hereof and if the Company shall not be in default at that time in the performance of any of its obligations hereunder the Company may, subject to the provisions of the law, be granted an extension for a period not exceeding 12 months upon such terms and conditions as the parties may then agree.
     b. A further extension may be granted in accordance with the provisions of the Minerals and Mining Law 1986, PNDCL 153.
14.  RE-ENTRY BY GOVERNMENT:
     -----------------------
     If the operations and activities of the Company in accordance with the reconnaissance programme shall cease in the Licensed Area before the same have been completed and if such cessation shall be due entirely to the fault of the Company, the Government may, upon giving the notice and following the procedure required in paragraph 15 below, re-enter the Licensed Area and take possession of all buildings, erections, plants and materials thereon without compensation to the Company (such right of entry not to prejudice any additional remedy of the Government), and thereupon the Agreement shall terminate.
15.  TERMINATION BY THE GOVERNMENT:
     ------------------------------
     a. The Government may, subject to the provisions of this paragraph, and to section 67 of the Minerals and Mining Law 1986, PNDCL 153 terminate this Agreement if any. of the following events shall occur:
          i. the Company shall fail to make any of the payments described in this Agreement of the payment date; or
          ii. the Company shall contravene or fail to comply with any other condition of this Agreement; or
          iii. the Company shall become insolvent or commit any, act, of bankruptcy or enter into any agreement or composition with its creditors or take advantage of any law for the benefit of debtors or go into liquidation, whether compulsory or voluntary, except for the purposes of reconstruction or amalgamation; or
          iv. the Company knowingly submits any false statement to the Government in connection with this Agreement.
     b. if and whenever the Government decides to terminate this Agreement pursuant to clauses (i) and (ii) of the preceding sub paragraph, the Government shall give the Company notice specifying the particular contravention or failure and permit the Company to remedy the same within twenty one days of such notice or such longer period as the Minister may specify in such notice as reasonable in the circumstance.
     c. If the Company shall fail to remedy an event specified in clause (i) and (ii) of sub-paragraph (a) of this paragraph within the stated period, or an event specify in clauses (iii) and (iv) of the said sub paragraph shall occur, the Government may by notice to the Company terminate this Agreement.
     d. Upon termination of this Agreement by the Government, every right of the Company hereunder shall cease (save as specifcally otherwise provided hereunder) but subject nevertheless and without prejudice to any obligation or liability imposed or incurred under this Agreement or applicable law prior to the effective date of termination.
     e. No delay or omission or course of dealing by the Government shall impair any of its rights hereunder or construed to be a waiver of an event specifed in sub-paragraph (a) of this paragraph or an acquiescence therein.
16.  ASSETS ON TERMINATION OR EXPIRATION:
     ------------------------------------
     Upon the termination or expiration, of this Agreement, the Company may, within sixty days from the effective date of such termination, remove from the Licensed Area any structures and installations erected and any any revenue from its operations hereunder, finance such operations in the following manner:
          i. by converting to Ghana currency through authorized dealers such amounts of foreign currency as will be sufficient to cover the Company's operating expenses required to be paid in Ghana currency including any payments to the Government and third parties provided that the terms of any loans obtained abroad for the company's operations shall be in conformity with current international commercial and monetary conditions.
          ii. By directly purchasing and/or hiring abroad as is necessary for conducting the reconnaissance programme with its foreign currency funds and importing to and/or using in Ghana freely and without restrictions such machinery equipment materials and services of any nature whatsoever as will be required by the Company for its operations hereunder.
     b. The Company may be required to pay all its rentals and other licensing fees to the Government in dollars or other freely convertible currency, or such currencies as shall be specified by the Bank of Ghana.
     c. All conversions of currency shall be made at the prevailing official rates of exchange.
19.  PROSPECTING LICENCE:
     --------------------
     If upon the expiration of this Agreement the Company shall have carried out its. obligations hereunder without default at that time and shall have successfully established to the Government that work done so far by the Company justifies further and more detailed enquiry, then the Government shall grant to the Company the first option to acquire a

                            UPRIGHTNESS GHANA LIMITED

                              PROPOSED WORK PROGRAM

                                     FOR THE

                           SEFWI BEKWAI RECONNAISSANCE
                                     LICENCE






Prepared by

Joseph Boateng
GhIG 258

                               GENERAL INFORMATION

INTRODUCTION
Uprightness Ghana Limited (UGL) of P.0. Box AN 3553 Accra North, Accra has been incorporated in Ghana to invest in and acquire mineral rights and licence to undertake mineral exploration; it has been authorized to develop, operate and manage mineral resource and mining lease.
UGL is well resourced and capable of conducting suitable exploration programs on the reconnaissance licence, which is being applied for. The concession when granted shall be held by UGL who will have the exclusive right of exploring for gold on the concession during its one-year tenure. UGL believes that long-term investment offers the best prospect of commercial returns both for itself and for the country.
UGL anticipates a sound working relationship with the local inhabitants, the Bibiani-Anhwiaso-Bekwai District Assembly and the Sefwi Anhwiaso Traditional council.


LOCATION
The Sefwi Bekwai reconnaissance licence, which covers an approximate area of 564.5sq km, lies in the Bibiani Anhwiaso-Bekwai District of the Western Region. The concession is situated in map sheets 603D1, 603D3 and 603B3 and is bounded to the east and west by longitudes 2(degree)10'W and 2(degree)18W respectively and to the north and south by latitudes 6(degree)33'N and 5(degree)05'N respectively. The pillar coordinates of the application area are indicated on the attached concession map. The northern boundary of the proposed concession is about 70km WSW of Kumasi, the Ashanti Regional capital whereas the southern end of the concession is approximately 140km NNE of the port city of Takoradi, the Western Regional capital. It is also approximately 250km WNW of Ghana's capital city of Accra.

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ACCESS
Access to the proposed concession is good. The main access to the concession from Accra is via Kumasi along a paved highway to Bibiani and onwards to Sefwi Bekwai. Another access to the proposed area from Kumasi is via Obuasi and Dunkwa and westwards to Sefwi Bekwai. The access route from the port city of Takoradi is via Tarkwa, Ayanfuri and onwards to Sefwi Bekwai and Bibiani. A network of 4WD dirt roads, logging tracks and footpaths traverse application area and enable access to various parts of the concession. A railway spur line links Awaso to the main line to Takoradi; this spur line is used to handle bauxite to Takoradi for export.


GEOGRAPHY
As in most other areas in southwestern Ghana, there are two rainy sessions that last from March-July and September-November with an average annual rainfall of 1500-2000mm; the dry season lasts from December to February. Daily minimum and maximum temperatures are in the range 20(degree)-35(degree)-c. The topography in the north of the concession is characterised by rolling hills with moderate steep slopes and have elevations in the range 180-220m ASL. The area south of Sefwi Bekwai has relatively low to moderate relief with elevations in the range 140-180m ASL. In the immediate north of Sefwi Bekwai, is a NE NNE trending series of flat-topped range of hills that have extensive laterite capping. These hills have elevations above 200m ASL and crest at 500-530m ASL; the slopes are generally moderate to steep. The application area is drained by seasonal streams, which either flow east into the Ankobra or west into the Tano River. The area features considerable primary forest; which is preserved in most parts as forest reserves. In several areas, lumbering and farming have rendered the vegetation secondary.

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INFRASTRCTURE
Bibiani, Sefwi Bekwai, Sefwi Anhwiaso and Awaso are major urban communities within the concession and are all located along the paved highway from Kumasi. The Sefwi Bekwai-Wiawso-Juabeso as well as the Sefwi Bekwai-Ayanfuri roads have either been partly paved or are being paved.
Quite appreciable modem infrastructure (medical facilities, schools, electricity, portable water, etc.) is available in these major urban communities. Bibiani, the District capital, Sefwi Bekwai, Awaso and Sefwi Wiawso offer many modern facilities and amenities; these include hotel accommodation, medical facilities (hospitals and clinics), communication and education facilities. Modern recreational facilities are available in the mining towns of Bibiani and Awaso. All these urban communities and several other semi-urban settlements and villages have been connected to the national power grid. Police Stations and Post exist in these urban communities.
UGL will set up an exploration office in Sefwi Bewai and satellite field camps in Bibiani and Awaso. The exploration office and satellite field camps will receive the necessary assistance from various Government Departments in Bibiani. In view of the current mining operations in Bibiani and Awaso, middle and lower cadres will be locally recruited. Field labour will also be recruited on site on temporary basis from villages close to the place of work.





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                             GEOLOGICAL ENVIRONMENT


Regional Geology
Ghana is part of the extensive West African Precambrian Shield. Much of southwestern Ghana, as well as parts of Ivory Coast, Mail and Burkina Faso are underlain by units belonging to the Proterozoic Eburnean tectonic province (1.8 to 2.0 billion years). These greenstone belts represent island arc volcanism that has been mildly metamorphosed to lower greenschist facies. In, Central and Northern Ghana, the Eburnean rocks are covered by flat lying Intracambrian to early Paleozoic sediments referred to as the Voltaian sequences.

The Eburnean province in Ghana is dominated by three main sequences: the Lower and the Upper Birimian Series (2.17 - 2.18 billion years), and the marginally Tarkwaian Series (2.1 - 2.13 billion years). The Lower Birimian Series largely of phyllites, schists, metagreywackes and in places, metavolcaniclastics. This dominantly metasedimentary series is conformably overlain and, in part, interbedded with dominantly metavolcanic units grouped as the Upper Birimian Series. These metavolcanics include lavas and pyroclastics, but also contain fine to medium metasediments not unlike the Lower Birimian units. The greenstone belt differ in some minor respect from the more familiar 'type' Archaean examples most notably in the absence of banded iron formations, chert, pillow lavas and komatiites (ultramafic lavas), and by the presence of manganese rich formations. This difference probably reflects a more oxygen rich environment, given equal or similar concentration of available iron and manganese. Volcanism in the belt is regarded as being both sub-aqueous and sub-aerial and of mainly a tholeiitic (low alkali) composition.

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The Birimian is overlain by a thick Tarkwaian sedimentary sequence. These units are largely derived from the Birimian rocks and from a variety of granitoid intrusions that are widespread among the Birimian units. The greenstone belt and the intervening sedimentary basins were both intruded by massive granites, which can be loosely divided into 'belt' and 'basin' types. The belt-type granites seen to be co-magmatic with the belt volcanics, as suggested by limited radiometric age dating of both types at 2.1 billion years old. There is also radiometric dating evidence indicating that most of the hornblende bearing unfoliated belt-type granitoids are also older (60-90 million years) than the biotite foliated basin granites in the Sunyani and Kumasi basin. Belt-type granitoids, which are usually smaller bodies but more widespread are believed to be mantle sourced ("I-type"). In contrast, basin-type granitoid generally show narrower compositional ranges that suggest a partial melt from the base of the sedimentary pile ("S-type").

Structurally, the Birimian units are intensely folder and faulted, whereas the Tarkwaian units display more broad-scale folding and overall less tectonic disruption. It is suspected that certain deep intra-basin faults, such as that at Asankrangwa, gave rise to mantle sourced granites (ie "belt granites") and volcanics. The 125 kilometres long Asankrangwa shear belt incorporates little actual lava but. includes pyroclastic material (volcanic tuff) and chemical sediments typical of major belt/basin boundary fault (manganese, silica and sulphide rich lenses). Both the Birimian and Tarkwaian display low or medium grade regional metamorphic effects.

In general, contacts between the Lower and Upper Birimian, as well as the overall distribution of the Tarkwaian sediments, are closely aligned along major regional structures that trend northeast and extend for hundreds of kilometres.

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These structures are vital to gold exploration, since virtually all the major known gold occurrences are closely associated with them.
The concession lies within the central portion of Kumasi Basin and is located close to its contact within the Sefwi Belt to the west and the Asankragwa-Manso Nkwanta Belt to the east. Regional mapping (GGS in 1970s and Hirdes et al, 1993) revealed a fairly thick sequence of folded Birimian metasediments (greenschist facies) that have been intruded by numerous small and very large basin-type granitoids. The recent mapping indicates that the sediments consist of a variety of sedimentary lithofacies that are made up a combination of interbedded argillites (distal fades), coarse clastic (greywackes), volcaniclastics (proximal facies) and minor chemical sediments.


Gold Mineralisation
Primary gold mineralisation in Ghana is predominantly associated with NE-SW trending Proterozoic "greenstone" belts, separated by sedimentary basin, which together form part of the West African Craton. The craton is believed to have remained geologically stable for the last 1.7 billion years. Over 80% of Ghana's current (and historic) gold production is derived from Birimian metasediments, usually broadly described as "phyllites" and tuffs. The major historic mines still producing, such as Obuasi, Prestea and Bogusu occur close to, but not on the Ashanti greenstone belt's lithological contact with the Kumasi Basin metasediments.


Structurally, the deposits occur on deep-seated, high-angle, near-contact faults that have both shear and crosscutting components and which display several splay and parallel developments. Gold deposits occur within structural dilational zones as both sulphidic and carbonaceous quartz reefs/veins and in association with disseminated iron sulphides. Frequently gold is associated, in a regional sense, with chemical sediments. Disseminated gold has, on average, a 900

                                       -6-

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fineness or more. Where free gold occurs in carbonaceous quartz, with little sulphide development, fineness may drop to as low as 730 mainly at the expense of silver. Base metal content (copper, lead, zinc) of all Ghanaian Birimian hosted gold deposits is low, though in carbonaceous quartz, gold is occasionally associated with very minor lead and antimony sulphides.


The major belt-basin boundary structures have aggregate NE-SW strikes exceeding 100 kilometres in length. Deposits in dilational zones may maintain grades and widths to depths exceeding 1 kilometre. There is relatively little supergene enrichment in oxide zones and primary gold mineralisation is in many instances higher tenor than its oxidized equivalent.


If the small (90,000 ounce) annual production of alluvial gold is discounted, the remaining 20% of Ghana's gold is hosted by belt-type granitoids (Ayanfuri), small deposit in Birimian lavas, or detrital deposits in the Tarkwaian "blanket" conglomerate (Tarkwa, Iduapriem and Teberebie). Hydrothermal stockwork minerlisation in Tarkwaian quartzites at Damang accounted for 270,000 ounce of production in 1999. This is the first producing Tarkwaian hydrothermal stockwork deposit in Ghana and is associated with a major anticline in Tarkwaian sediments within the southern end of the Ashanti belt.


The two principal types of gold occurrence in Ghana are the lode or vein type, which occur along northern trending structures in the Birimian and the lower grade paleo-alluvial or blanket type, which occur in the younger overlying Tarkwaian conglomerates. The vein deposits referred to above are usually found within or in close proximity to the contact zones between the Birimain volcanics and Birimain sediments.

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Substantial amounts of gold mineralisation also occur in association with disseminated sulphides in the vicinity of quartz veining and also as a dominant form of mineralisation with relatively minor quartz. Sulphide mineralisation occurs most abundantly at the south end of the Ashanti zone and at Bogosu.


GEOLOGY OF APPLICATION AREA

Lithologies and Structure
-------------------------
Metamorphosed marine sediments and volcaniclastics of the Birimian supergroup underlie the concession area in the south and on the western edge. The Asenanyo Batholith, a large basin-type granitoid, underlies the northern part of the concession. Outcrop in the application area is generally poor. Except for few visible outcrops observed, the entire application area is hidden under a thick saprolitic overburden and in several areas by lateritic cappings.
Birimian metasediments
----------------------
The southern part of the concession is underlain by thinly bedded argillites, thinly bedded coarse greywacke beds and interbedded argillites and greywackes metamorphosed to greenschist facies. These sequences pass eastwards into a section of carbonaceous phyllites and westwards into a section of pyritic metacherts and tuffaceous units.
Birimian volcaniclastics
------------------------
Exposures of volcaniclastics, which are mainly metatuff with interbedded schists and phyllites with occasional pyritic metacherts, are not just limited to the Kumasi Basin Sefwi Belt contact zone but stretch over a wide zone in the southern portion of the application area. They also occur as small exposures in intrusive batholiths in the northern part.
Intrusive Rocks
---------------
Undifferentiated, mainly intermediate composition basin-type granitoids outcrop over a large surface area, particularly in the northern half of the application area. The largest granitoid in the concession area is the Asenanyo Batholith, in which biotite is the dominant mafic mineral; it is typically foliated.

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Structure
The structure in the application area features NE trending folds, which have steeply dipping axial fold planes: in many places there are indication of isoclinal folding. A major regional fault runs NE across the southern half of the area. It appears to splay off the Bibiani fault system, veers off and runs in northeasterly direction north of Sefwi Bekwai and Awaso. Several lineament evident in satellite images run NW-SW, E-S and N-S in the area but they appear to be less prominent.


PREVIOUS WORK IN APPLICATION AREA
The area was initially mapped by the Ghana Geological Survey (GGS) in the early 1970s to early 1980 (Dabowski, 1972; Trashliev, 1972; Senger, 1984) and re-examined during the BGR/GGS mapping program (Hirdes et al, 1993) in late 1980s to early 1990s. The airborne geophysical survey carried out in 1995-96 by Aerodat Inc covered the southern half of the concession. Gold mining and exploration activities, which began in the Bibiani area in the late 1890s, was extended to the south of the proposed area in the early 1900s. A few companies acquired small concession covering Affoh and other prospects to work alluvial and eluvial gold deposits in the saddles between the bauxite-capped hills north of Awaso. The southern part of the application area did receive some attention from a few local and foreign companies in the 1990s. Billiton group, Golden Rule Resources and Opawka Exploration Inc, had acquired the ground around Sefwi Bekwai and Awaso to prospect for bedrock and alluvial gold occurrences. Most of these licences have since been allowed to lapse.


Prospects in Application Area
Three major prospects known in the area are Afoh Atruinso and Asanwinso. The Affoh and Atriunso prospects are located within the Awaso mining lease of Ghana Bauxite company. The Afoh prospect consists of auriferous, small lenticular quartz veins and gold bearing lateritic or bauxitic materials. At Atriunso, gold is hosted in laterite, bauxite and small quartz veins. Hirdes et al (1993) report that gold mineralisation is related to small quartz veins in argillite/volcaniclastic units at the Asawianso. Records of recent exploration work in the application area are not available.

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Types Of Gold Occurrences
There have been four main types of gold deposits in Ghana. These include the following;
     i.   Recent unconsolidated placers
     ii.  Ancient paleoplacers in Tarkwaian conglomerates
     iii. Vein systems hosted primarily in Birimian metasediments and to a lesser extent, Birimian volcanics/volcaniclastics
     iv.  Deposit associated with intrusives

Exploration in the past and more recent mapping in the concession area has indicated that the few known occurrences of lode mineralisation are associated with both major and minor faults. There are also fairly widespread indications of alluvial gold.
The hostrocks for gold mineralisation include argillites and greywackes that have undergone low-grade greenschist metamorphism. The rocks are variably shear and locally strongly graphitic and altered. Quartz vein is typically narrow and are mainly strings.


Styles Of Mineralisation
The known types of gold mineralisation in the application area and in the general basin area are:
     o Recent placer gold derived from erosion and reworking of weathered vein and sulphide mineralisation in the modern drainage systems.
     o Lateritic gold/oxidised ores comprising mainly clays, boulders of hard, ferruginous concretionary and mottled laterite and quartz. Gold is fee milling and very fine.

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     o    Mineralisation in highly deformed and altered sediments (greywackes, phyllites) including narrow quartz veins, stringers and stockwork with or without strong sulphide mineralisation in wallrocks.

The proposed concession is therefore highly considered for these recognised styles of mineralisation.




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                                  WORK PROGRAM

Uprightness Ghana Limited (UGL) intends to prospect for gold in the proposed concession, which lies along the western margin of the Kumasi Basin and close to the Sefwi Belt.
Geologically, there are very widespread indications of extensive historical small-scale operation in the Kumasi Basin particular along its contact with either the Sefwi belt to the west or the Ashanti belt to east. Although the selected area will not rate highly in comparison to many other areas in southwestern Ghana, certainly the apparent regional structure across the proposed application area would warrant future evaluation.

Meetings will be held with government officials, traditional rulers, elders, opinion leaders and the general public to fully inform the local population of UGL's position, motives and plans for the proposed concession. Lines of communication will be established with relevant authorities to enhance rapid resolution of any problems. An elected farmers' committee will be set up to negotiate term and rates for compensation of any damaged property or crops that would be damaged by exploration activities on the concession.
A staff compliment comprising 1 geologist, 1 geological technician, 4 field assistants and 20 unskilled casual labour will be engaged for field work on the concession. Capital equipments including water pumps, gensets, communication equipments, computers and assorted feld equipments will be purchased. A 4WD vehicle will be hired for work.


Review of Previous Work and Available Data (1 month)
A desk study will precede fieldwork to design the appropriate exploration methods that may be pursued. All known information on the general area


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including lithology, structure, types of gold mineralisation, records of old working, geochemical and geophysical data will be collated and evaluated. A consulting Geologist in the review of literature will assist the company's geologist assigned to the project.

Reconnaissance Visits
Short field visits will be undertaken prior to the commencement of prospecting work. Field visits will be undertaken to prospective areas selected on the basis of literature review in the first month. These visits will aim at assessing possible infrastructural constraints, some of which may be critical and would be of significance in our initial exploration work. Historical working sites indicated in reports would also be visited.

Surveying
A Survey contractor will be contracted to undertake survey work that will establish the boundaries of the proposed concession. Pillars will be then erected at the various pillar locations.

Reconnaissance Work
The initial reconnaissance exploration work will involve broad-scale geological mapping and stream sediment sampling, which have proven to be an effective means to detect the presence of possible gold-bearing structures and to prioritise areas for more detailed prospecting and exploration. The assessment of old workings and other gold indices, which would be located using old records, local knowledge and general reconnaissance, will be undertaken during this phase of work.

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Regional Stream Sediment and HMC Sampling
The sampling program will be designed to cover the entire concession. A sampling density of 1 sample per sq.km will be adopted in order to effectively locate possible gold-bearing structures or bodies.
Two types of sampling will be taken; one type (active) will be taken from straight portions of stream channels where the sediment would include typical sediment load and a small proportion of heavy minerals such as gold; the second type (trap) will be taken from areas in the channel where concentrations of heavy minerals would be expected.
The stream sediment sampling program will thus involve the collection to minus 80 mesh silt fraction and minus 1mm Bulk Leach Extractable Gold (BLEG) samples and heavy mineral concentrate. All silt fraction and BLEG samples will be analysed for gold by Aqua Regia with AAS finish and Bottle Roll cyanide leach extraction with AAS finish respectively,
Approximately 500 samples are expected to be generated.

Rock-float and Bedrock (Outcrop) Sampling
Outcrop and float sampling will be routinely undertaken in areas drained by streams from which visible gold would be recorded in panned concentrates. Sampling will however, be guided by the abundant evidence of shearing , tectonic and hydrothermal brecciation, silicifcation, pyritisation and the presence of secondary iron oxides/hydroxides. Particular attention will be paid to limonite and iron-stained quartz veins and bedrock exposures.
Approximately 200 rock-chip and grabs samples are expected to be generated.

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Geological Traverses and Mapping
Mapping will be undertaken alongside the stream sediment-sampling program and be presented on a scale of 1:25,000. In areas where a regional shear zone has been established, mapping will be on a scale of 1:10,000. The existing geological maps of the area compiled by BGR/GGS on 1:50,000 scale will be used as guides during the mapping program. This program is aimed at identifying various lithologic units, discernible alteration zones, structures and favorable hostrocks.

Assessment of Old Workings and Other Gold Indices
The aim of this assessment is to describe and categorize the likely types of occurrences, rank them according to priority for further work and to determine the nature of such further work. The following geological and sampling techniques will be employed at this stage of operation:

 -   rehabilitation of old workings
 -   sketch geological mapping
 -   grab/selective sampling of dumps, outcrops or tailings
 -   drainage sampling in the immediate vicinity of occurrence
Approximately 200 samples are expected to be generated.

FOLLOW-UP WORK
This follow-up work will aim at isolating and evaluating bedrock sources of stream geochem anomalies. This work will entail the following:

     1.   Lithologic and structural studies
     2.   Reconnaissance Soil Sampling
     3.   Preliminary Ground Geophysical Survey.

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Lithologic And Structural Studies
This will involve air photo/ landsat and airborne geophysical data interpretation to identify and highlight structural and lithologic features within the concession. This study will better define the regional structures that may host gold mineralisation. It may likely confirm the extension of the Yamfo-Kenyase structural corridor which host notable gold deposits to the south. It will also aid in the identification of indications of intensely sheared and mineralized granitoids reported to be favourable hostrock in the general area. The regional air borne geophysical data collected by Aerodat and High Sense as part of their surveys will be purchased for interpretation by an independent consultant.

Reconnaissance Soil Sampling
Reconnaissance soil sampling to cover areas with significant stream geochem anomalies and areas where favorable structures have been interpreted will follow the regional lithologic and structural studies.
This phase of operation will include:-

Gridding
 -   establishment of baseline
 -   cutting of offset lines at 400-metre intervals.
A survey contractor will be contracted to traverse from the nearest government trigonometric beacon onto the proposed concession and to establish a common point for a local grid that would be tired into the Ghana National Grid. The coordinates for this point will be checked and confirmed using a precision Global Positioning System (GPS) survey instrument.
A baseline will be set out parallel to the geological or structural trend as defined by the landsat and airborne geophysical data. Grid crosslines will be out at 400m intervals to provide control for a reconnaissance soil sampling program. Areas with significant anomalies on the 400metre lines will be resurveyed with additional crosslines at 200m, 100m and 50m line spacing.

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Sampling
Soil sampling at 50metre spacing along lines will be undertaken at the initial stage and every second sample will be analysed for gold; if the results from the first set of analyses produce anomalies, the adjacent sample will be analysed. In-fill grid will require sampling at 25metre interval.
Approximately 1500 soil sample are expected to be generated

Ground Geophysical Surveys
The reconnaissance soil survey will be followed by an Induced Polarization (IP) survey in conjunction with combined Ground Magnetic-VLF survey over selected target areas with demonstrated gold mineralisation potential. The intent of the survey is to provide a better indication of bedrock geology, gold-sulphide mineralisation and gold-quartz veins systems. It will also assist in the identification and definition of bedrock structures.
A contractor, Spectral International, who has conducted many similar surveys in Ghana over the past several years, will be contracted to carry out the survey.

Limited Pitting And Trenching
Where warranted, permission would be sought from the Minerals
Commission/Minister to undertake the excavation of a limited number of pits and trenches to test major soil anomalies and for further assessment of promising old workings by trenching. Pits and trenches will be hand-dug to depths of 4m and 3m respectively and channel or grab sampled as appropriate.
Approximately 200 samples are expected to be generated.

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ENVIRONMENTAL ISSUES
UGL will adopt a responsible mind-set that clearly recognizes the need to minimize environmental damage in all stages of the work program.
Line cutting for control on soil sampling will be minimized and we anticipate much of the bush will grow in 6-12 months. Large trees along grid lines will not be cut. Soil sample holes will be back-filled immediately after each sample is taken to ensure only minor, temporary surface disturbance.
Destruction of food and cash crops will be minimize during the soil sampling program and farmers will be adequately compensated for cash and food crops damaged or destroyed
The costs of reclamation work and compensation have been factored in the proposed exploration budget.


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                                 PROPOSED COSTS


Review Of Previous Exploration Data


Consultant                                                             $3000

1 Geologist @ (cent)250,000/day
for 30 days                                        (cent)7,500,000


                                        Sub-Total= (cent)7,500,000     $3000


Reconnaissance Work (3-months)


Staff/Labour Requirements
-------------------------

1 Geologist @ (cent)250,000/day
for 90 days                                        (cent)22,500,000

1 Geological Technician @ (cent)150,000 / day
for 90 days                                        (cent)13,500,000

4 Field Assistants @ (cent)75,000/man/day
for 90 days                                        (cent)27,000,000

20 Unskilled Casual Labour @ (cent)30,000/man/day
for 80 days                                        (cent)48,000,000

Transport
---------

1 Hired 4WD Vehicle @ $100/day for 90 days                             $9,000

Vehicle running cost @ (cent)180,000/day
for 90 days                                        (cent)16,200,000

Field Consumbles/Supplies
-------------------------

Hand and Mineral processing tools,                 (cent)20,000,000    $2000
Safety equipment, sample bags, etc

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Capital Equipments
------------------

Computers, Communication gadgets                                       $10,000
Water pumps, genet, etc

Administrative and Support Expenses
-----------------------------------

Office and Camps setup and running costs,          (cent)30,000,000
Utilities and services, travel cost, legal and other retainer fees, etc

Licencing costs and Compensation
--------------------------------

Licence application cost, community                (cent)70,000,000
donations, crop compensation, etc

Assay costs
-----------

500 stream sediment samples @ $8.50/sample                             $4250
200 rock-chip and grab samples @ $7.50/sample                          $1500


                                        Sub-Total= (cent)247,200,000   $26,750


FOLLOW-UP WORK (6 months)


Staff/Labour Requirements
-------------------------

1 Geologist @ (cent)250,000/day
for 180 days                                       (cent)45,000,000

1 Geological Technician @ (cent)150,000/day
for 180 days                                       (cent)27,000,000

4 Field Assistants @ (cent)75,000/man/day
for 180 days                                       (cent)54,000,000

20 Unskilled Casual labour @ (cent)30,000/man/day
for 156 days                                       (cent)93,600,000

Transport
---------

1 Hired 4WD Vehicle @ $100/ day for 180 days                           $18,000

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Vehicle running costs @ (cedis)180,000/ day
for 180 days                                     (cedis)32,400,000

Field Consumbles/Supplies
-------------------------

Same as above                                    (cedis)15,000,000       $2000

Data Acquisition and Interpretation
-----------------------------------

Airphotos, Landsat imagery, Airborne                                    $15,000
Geophysical data, relevant Geological
data

Administration and Support Expenses
-----------------------------------

Same as above                                    (cedis)70,000,000

Pitting and Trenching
---------------------

20 pits (1 * 1 * 4m) @ (cedis)60,000/m3           (cedis)4,800,000

200 metre trenching (3 metres depth)
@ (cedis)25,000/m3                                (cedis)15,000,000

Technical Consultancy
---------------------

Surveying/Geodetic                               (cedis)50,000,000

Geophysical Surveys                                                     $10,000


Assay Costs
-----------

1500 soil samples @ $8.50/sample                                        $12,750

400 rock channel and grab samples @ $7.50/sample                        $3,000


                                      Sub-Total= (cedis)406,800,000      $60,750




ASSESSMENT OF DATA & REPORT PREP
--------------------------------

General Consulting                                                      $10,00

Geologist's Salary                               (cedis)15,000,000

Geological Technician's salary                   (cedis)9,000,000
Computing, Database and GIS work,

Drafting, Reprographics, etc                     (cedis)15,000,000       $3,000


                                      Sub-Total= (cedis)39,000,000       $13,000

                                    Grand Total= (cedis)700,500,000     $103,500



                                                               /s/Joseph Boateng

                                                                  Joseph Boateng

                            UPRIGHTNESS GHANA LIMITED

      PROPOSED SCHEDULE OF EXPLORATION ACTIVITIES-SEFWI BECKWAI CONCESSION

---------------------------------- ------------------------------------------------------------------------------------------------
                                                                           PERIOD (months)
---------------------------------- ------------------------------------------------------------------------------------------------
Activity                                 1       2       3       4       5       6       7       8       9      10      11      12
----------------------------------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
view of Previous work
----------------------------------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
eam Sediment Sampling
----------------------------------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
neral Mapping and Rock Samp.
----------------------------------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
sessment of Old Workings
----------------------------------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
photo/Landsat Interpretation
----------------------------------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
borne Geophysical Study
----------------------------------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
connaissance Soil Sampling
----------------------------------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
eliminary Ground Geophy.Survs
----------------------------------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
sessment of Data and Rept. Prep.
----------------------------------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----

THIS IS THE PLAN REFERRED TO




IN THE ANNEXED RECONNAISSANCE LICENCE




DATED THIS 1 DAY OF December 2005





                     Minister
        MIN. OF LANDS, FORESTRY & MINES


        /s/ [ILLEGIBLE SIGNATURE]

THE HON. MINISTER OF LANDS, FORESTRY AND MINES


                [STAMP OMITTED]
     prospecting licence in the Licensed Area, subject to negotiation with the Government of satisfactory terms for such licence.

20.  NOTICE:
     -------
     Any application, notice, consent, approval, direction, or instruction hereunder shall be in writing and shall be served by hand or by registered mail. Delivery by hand shall be deemed to be effective when made, and delivery by registered mail shall be deemed to be effective at such time as it would in the ordinary course of registered mail be delivered to the addressee.


                         THE SCHEDULE ABOVE REFERRED TO:
                         -------------------------------

     All that piece or parcel of land containing an approximate area of 560.99 square kilometres lying to the North of Latitudes 6(degree) 20' 00", 6(degree) 16' 48", 6(degree) 16' 40", 6(degree) 16' 30", 6(degree) 16' 28",
     6(degree) 16' 15", 6(degree) 16' 00", 6(degree) 16' 05", 6(degree) 15' 58",
     6(degree) 15' 25", 6(degree) 15' 00", 6(degree) 13' 38", 6(degree) 13' 05",
     6(degree) 13' 08", 6(degree) 13' 45", 6(degree) 13' 40", 6(degree) 14' 08",
     6(degree) 15' 45", 6(degree) 13' 00", 6(degree) 12' 22", 6(degree) 11' 50",
     6(degree) 10' 45", 6(degree) 10' 20", 6(degree) 07' 14", 6(degree) 09' 10",
     6(degree) 09' 22", 6(degree) 10' 55", 6(degree) 17' 40", 6(degree) 16' 42",
     6(degree) 17' 30" and 6(degree) 20' 00"; South of Latitudes 6(degree) 22' 22", 6(degree) 25' 55", 6(degree) 26' 48", 6(degree) 27' 10", 6(degree) 29'
     49", 6(degree) 32' 50", 6(degree) 28' 05", 6(degree) 25' 00", 6(degree) 20'
     30", 6(degree) 21' 05", and 6(degree) 20' 20"; East of Longitudes 2(degree) 19' 08", 2(degree) 19' 18" 2(degree) 19' 15 , 2(degree) 19' 45" 2(degree)
     21' 00", 2(degree) 20' 34", 2(degree) 19' 49", 2(degree) 19' 10", 2(degree)
     22' 30"  2(degree) 21' 35", 2(degree) 23' 00", 2(degree) 21' 48", 2(degree)
     22' 05", 2(degree) 22' 20", 2(degree) 21' 55", 2(degree) 21' 32", 2(degree)
     20' 32", 2(degree) 19' 52", 2(degree) 20' 40", 2(degree) 19' 45", 2(degree)
     19' 13", 2(degree) 17' 45", 2(degree) 16' 30" and 2(degree) 17' 32"; West of Longitudes 2(degree) 15' 00", 2(degree) 15' 28", 2(degree) 15' 08", 2(degree) 15' 10", 2(degree) 16' 30", 2(degree) 16' 52", 2(degree) 16' 15",
     2(degree) 16' 00", 2(degree) 15' 55", 2(degree) 15' 30", 2(degree) 15' 42",
     2(degree) 17' 20", 2(degree) 16' 19", 2(degree) 08' 25", 2(degree) 07' 42",
     2(degree) 10' 25", 2(degree) 12' 10", 2(degree) 12' 50" and 2(degree) 14'
     42" in the Atwima, Sefwi Wiawso, Wassa Amenfi and Bibiani-Anwhiaso-Bekwai Districts of the Ashanti and Western

     Regions of the Republic of Ghana which piece or parcel of land is more particularly delineated on the plan annexed hereto for the purposes of identification and not of limitation.

                         AGREEMENT FOR THE ASSIGNMENT OF
                             RECONNAISSANCE LICENSE



                                     BETWEEN



                            UPRIGHTNESS GHANA LIMITED


                                       AND


                           HABER MINING GHANA LIMITED




                      Dated the 26th day of September 2006

THIS AGREEMENT is made this 26th day of September 2006

BETWEEN

UPRIGHTNESS GHANA LIMITED a company incorporated under the laws of the Republic of Ghana whose physical address is P.O.Box AN. 3553, Accra-North Ghana (hereinafter referred to as the "Assignor") of the one part;

AND

HABER MINING GHANA LIMITED a company incorporated under the laws of the Republic of Ghana whose physical office address is Number 1, 4th Circular Close, SSNIT Estates, Cantonments Accra, Ghana (hereinafter referred to as the "Assignee") of the other part.

WHEREAS:

A. The Assignor is a company incorporated under the laws of the Republic of Ghana and is the registered owner of a Reconnaissance License issued by the Government of the Republic of Ghana on the 1st December 2005 in respect of a parcel of land in the area described in the Schedule to this Agreement;

B. The Assignee is a company incorporated under the laws of the Republic of Ghana;

C. The Assignee has ofered to acquire the rights of the Assignor under the Reconnaissance License for the unexpired term thereof;

D. The Assignor has agreed to assign to the Assignee, its rights under the Reconnaissance License for the unexpired term thereof;

E. The Assignor and the Assignee have agreed to enter into this Agreement to set the terms under which the residue of the term of the Reconnaissance License and Licensed Area will be assigned.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.   Definition and Interpretation

     1.1 In this Agreement unless the context otherwise requires, the following expressions shall have the following meanings:

          "Business Day"                    means any day on which banks are
                                            open for business in the Republic of
                                            Ghana;

          "Effective Date"                  means the date on which the Minister
                                            gives his consent to the assignment
                                            hereby made;

          "Licensed Area"                   means the area described in the
                                            Schedule to this Agreement  and
                                            demarcated on the map which forms
                                            part of this Agreement with respect
                                            to which the Government of Ghana
                                            issued the Reconnaissance License;

          "Minerals"                        means gold, diamonds and base metals
                                            covered by the Reconnaissance
                                            License;

          "Minister"                        means the Minister responsible for
                                            mining;

          "Parties"                         means the Assignor and the Assignee,
                                            and the expression 'Party' shall be
                                            construed to mean any of the
                                            Parties;

          "Reconnaissance
            Licence" means the licence issued by the Minerals Commission in favour of the Assignor to reconnoiter for and prove gold, diamonds and base metals in the Licenced Area.

          "This Agreement"                  means this Agreement, as varied from
                                            time to time, pursuant to its terms.

     1.2 The residue of the term of the Reconnaissance License is the period of time from the effective date of this Agreement to 30th November 2006 when the Reconnaissance License shall expire.

     1.3 The Recitals form part of this Agreement and shall have the same force and effect as if set out in this Agreement.

     1.4 Unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender, and words importing persons include bodies corporate and unincorporated, and (in each case) vice versa.

     1.5 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.   Consideration

     2.1 In consideration of the Assignee paying to the Assignor the sum of three hundred thousand United States dollars (US$300,000.00) (receipt of which the Assignor hereby acknowledges) the Assignor hereby ASSIGNS to the Assignee, and the Assignee hereby accepts the rights under the unexpired legal and beneficial interests of the Assignor under the Reconnaissance License and Licensed Area.

     2.2 the Assignee shall pay the consideration stated in clause 2.1 as follows:

          (a) Two hundred thousand United States Dollars (US$ 200,000.00) upon the signing of this Agreement by the Parties; and

          (b) One hundred thousand United States Dollars (US$ 100,000.00) no later than thirty (30) days after the signing of this Agreement by the Parties.

WARRANTIES

3.   Government Consent

     The Assignment of the residue of the term of the Reconnaissance Licence hereby made to the Assignee is subject to the consent of the Government of the Republic of Ghana.

4.   Extension

     4.1 The Assignor warrants that it has applied to the Government of Ghana for an extension of the term of the Reconnaissance Licence in accordance with clause 13 of the License Agreement dated 1st December 2005 under which it was granted the License to reconnoiter for minerals in the Licensed Area and has obtained confirmation from the Government of the Republic of Ghana that it shall renew the Reconnaissance Licence when it expires on 30th November 2006.

     4.2 The Assignor warrants that it shall make available all relevant information and other support that might be required by the Assignee or the Government of the Republic of Ghana for the purposes of extending the term of the Reconnaissance License.

     4.3 The Assignor further warrants that it shall provide to the Assignee on the effective date of this Agreement:

          (i) all assay, testing, drilling, sampling, geological information or any other information relating to the Reconnaissance License and the Licensed Area in its possession; and

          (ii) the name and addresses of the person who provided the reconnaissance estimates in the License Agreement referred to in clause 4.1 of this Agreement.

5.   Full Powers

     The Parties warrant to each other that they have the full authority and consents of their respective Board of Directors to enter into this Agreement.

In the case of Uprightness Ghana Limited

To:                Hon. Alex Adjei

Address:           P.O Box 3553, Accra-North

Telephone:         +233-024-4020884, +233-020- 820884,
                   +233-021-305770

Fax:               +233-021-236999


In the case of Haber Mining Ghana Limited

To:                Prof. Edward Solomon Ayensu

Address: No. 1, 4th Circular Close, SSNIT Estates, Cantonments Accra. P.O. Box KIA 16525, Accra Ghana.

E-mail:            eayensu@ghana.com

Telephone:         +233-021-778677

Fax:               (233-21) 761315-6


14.2 A notice sent by facsimile or electronic mail should be confirmed by letter sent by prepaid courier service, registered or certified mail and where documentary evidence exists that a confirmatory letter was dispatched non receipt of that letter does not invalidate the notice sent by facsimile or electronic mail.

14.3 In each case the notice is to be addressed to the Party to whom it is intended at its last known address as stated herein, (which includes an electronic mail address, and/or facsimile number) or at such other address as the intended recipient shall have designated by written notice.

15.  Severability

     Where possible, each provision and every part of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or part of this Agreement shall be invalid or prohibited under the applicable law, such provision shall be ineffective only to

6.   Future Observance of License Agreement

     The Assignee agrees to be bound by and covenants to perform and observe the terms and conditions of the License Agreement dated 1st December 2005, between the Assignor and the Government of the Republic of Ghana.

7.   Further Assurance

     The Assignor shall from time to time and upon the request of the Assignee, provide any additional documents and/or do any other act or things which may reasonably be required to obtain the extension of the Reconnaissance License.

8.   Entire Understanding

     This Agreement constitutes the whole agreement or understanding between the Parties and shall supercede all promises, representations, warranties, undertakings, statements, whether written or oral made by or on behalf of one Party to the other of any nature whatsoever prior to the effective date of this Agreement.

9.   Waiver

     The failure of any Party to this Agreement at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce the same; and no waiver by any party to this Agreement of any provision (or breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any provision (or of a breach of any other provision) of this Agreement.

10.  Force Majeure

     None of the Parties shall have any liability to any of the Parties for any such failure or delay in the performance hereunder if such failure or delay arises out of causes occurring without its fault or negligence (except financial) reasonably beyond its control, or by force majeure such as explosion, earth quake, fire, flood or other natural disaster or government action that prevents performance. In the event of such delay or non-performance continuing for a continuous period of 90 days but not otherwise the other Party may by notice in writing terminate this Agreement forthwith.


11.  Non-Assignment

     11.1 None of the Parties hereto shall without the consent in writing of the other Party assign, transfer, alienate, or encumber in any way its rights and/or delegate its obligation under this Agreement, or this Agreement itself or any part thereof.

     11.2 Any purported assignment, transfer, alienation, encumbering or delegation in violation of clause 11.1 hereof shall be null and void.

12.  Commencement

     This Agreement shall come into effect on the Effective Date.

13.  Termination and Effect

     13.1 The Assignee may terminate this Agreement;

          (a) where the Assignor fails or ceases to perform its obligations under this Agreement , seven (7) days after the Assignee has served notice on the Assignor of its failure or cessation to perform its obligations and the Assignor refuses or fails to perform its obligations;

          (b) the Government of the Republic of Ghana does not extend the Reconnaissance License in favour of the Assignee.

     13.2 Without prejudice to clause 13.1, either Party may, by giving 30 day's written notice, terminate this Agreement if the other;

          (a)  becomes bankrupt;

          (b)  has a receiving order made against it; or

          (c) makes any arrangement with its creditors generally or takes or suffers any similar action as a result of a debt.

     13.3 Where this Agreement is terminated where the Government of the Republic of Ghana does not extend the Reconnaissance License in favour of the Assignee, the Assignor shall refund to the Assignee within 30 days of the date of termination, the whole of the three hundred thousand US dollars (US$300,000.00) paid as consideration for the assignment hereby made.

     13.4 The termination of this Agreement shall not in any way operate to impair or to destroy any of the rights or remedies of any Party, or to relieve any Party of its obligations to comply with any of the provisions of this Agreement, to the extent that those rights, remedies or obligations shall have accrued prior to the effective date of termination.

14.  Notices

     14.1 Every notice required or contemplated by this Agreement shall be given in writing and:

          (a)  delivered by hand, effective when received, or

          (b) sent by prepaid courier services, registered or certified mail effective on the day it is officially recorded as delivered by return receipt or equivalent, or

          (c) sent by facsimile effective on the business day after the date of dispatch where business day means a day on which the banks are open in the location to which the notice is sent and the times are those in that location, or

          (d) sent by electronic mail, effective when acknowledged by the answer back of the addressee's electronic mail system.

     the extent of such prohibition in such jurisdiction and shall not affect the remainder of any such provision or where part of this Agreement are adjudged by a court or arbitrator to be invalid or unenforceable, the parties agree that the court or arbitrator making such determination of invalidity or unenforceability shall have the power to adjust the terms of this Agreement, to make this Agreement valid and enforceable as nearly as possible to the original intent of the parties.

16.  Successors Bound

     This Agreement shall be binding on and shall enure for the benefit of the successors and assigns and personal representatives (as the case may be) of each of the parties hereto.


17.  Continuing Agreement

     All the provisions of this Agreement shall so far as they are capable of being performed and observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

18.  Good Faith

     Each of the Parties hereto undertakes with each of the others to do all things reasonably within its power, which are necessary or desirable to give effect to the spirit and intent of this Agreement.

19.  Time of the Essence

     Any date or period mentioned in this Agreement may be extended by agreement between the Parties hereto failing which, as regards any such date or period, time shall be of the essence of this Agreement.

20.  Arbitration

     In the event of any misunderstanding or dispute between the Parties hereto such dispute shall be settled through negotiations but where this fails within a reasonable time the matter shall be referred to arbitration in accordance with the provisions of the Arbitrations Act, 1961 (Act 38) of the Republic of Ghana. The arbitral proceedings will be governed by the Rules of the Ghana Arbitration Centre in force at the time of arbitration.

21.  Supremacy of Minerals and Mining Law

     21.1 This agreement shall be subject to the Minerals and Mining Act 2006, (Act 703) subject to any subsequent replacement thereof.

     21.2 This Agreement shall be governed by and construed in accordance with the Laws of the Republic of Ghana and the right and duties of the parties shall be in accordance with the Laws of the Republic of Ghana.


IN WITNESS whereof the parties hereto have set their names, hands and seals on the day and year above first written.

SIGNED for and on behalf of the Assignor, Uprightness Ghana Limited by:


/s/ Alex Adjei
--------------
Name: Hon. Alex Adjei
Designation: Chairman of the Board of Directors.


In the presence of:

/s/ [ILLEGIBLE SIGNATURE]
-------------------------
WITNESS
Name: [ILLEGIBLE NAME]
Occupation: Businessman
Address: P.O. Box 3553 Accra-North

SIGNED for and on behalf of the Assignee, Haber Mining Ghana Limited by

/s/ Edward Solomon Ayensu
-------------------------
Name: Prof. Edward Solomon Ayensu
Designation: Chairman of the Board of Directors


In the presence of:


/s/ [ILLEGIBLE SIGNATURE]
-------------------------
WITNESS


Name:  [ILLEGIBLE NAME]
Occupation: International Relations
Address: No. 12 [ILLEGIBLE], Accra Ghana

                                    SCHEDULE

ALL THAT piece or parcel of land containing an approximate total area of 560.99 square kilometers lying to the North of Latitudes 6(degree) 20' 00", 6(degree) 16' 48", 6(degree) 16' 40", 6(degree) 16' 30", 6(degree) 16' 28", 6(degree) 16'
15", 6(degree) 16' 00", 6(degree) 16' 05", 6(degree) 15' 58", 6(degree) 15' 25",
6(degree) 15' 00", 6(degree) 13' 38", 6(degree) 13' 05", 6(degree) 13' 08",
6(degree) 13' 45", 6(degree) 13' 40", 6(degree) 14' 08", 6(degree) 15' 45",
6(degree) 13' 00", 6(degree) 12' 22", 6(degree) 11' 50", 6(degree) 10' 45",
6(degree) 10' 20", 6(degree) 07' 14", 6(degree) 09' 10", 6(degree) 10' 55",
6(degree) 17' 40", 6(degree) 16' 42", 6(degree) 17' 30" and 6(degree) 20' 00";
South of Latitudes 6(degree) 22' 22", 6(degree) 25' 55", 6(degree) 26' 48", 6(degree) 27' 10", 6(degree) 29' 49", 6(degree) 32' 50", 6(degree) 28' 05",
6(degree) 25' 00", 6(degree) 20' 30", 6(degree) 21' 05" and 6(degree) 20' 20";
East of Longitudes 2(degree) 19' 08", 2(degree) 19' 18", 2(degree) 19' 15", 2(degree) 19' 45', 2(degree) 21' 00", 2(degree) 20' 34", 2(degree) 19'49",
2(degree) 19' 10", 2(degree) 22' 30", 2(degree) 21' 35", 2(degree) 23' 00",
2(degree) 21' 48", 2(degree) 22' 05", 2(degree) 22' 20", 2(degree) 21' 55",
2(degree) 21' 32", 2(degree) 20' 32", 2(degree) 19' 52", 2(degree) 20' 40",
2(degree) 19' 45", 2(degree) 19' 13", 2(degree) 17' 45", 2(degree) 16' 30" and
2(degree) 17' 32"; West of Longitudes 2(degree) 15' 00", 2(degree) 15' 28", 2(degree) 15' 08", 2(degree) 15' 10", 2(degree) 16' 30", 2(degree) 16' 52",
2(degree) 16' 15", 2(degree) 16' 00", 2(degree) 15' 55", 2(degree) 15' 30",
2(degree) 15' 42", 2(degree) 17' 20", 2(degree) 16' 19", 2(degree) 08' 25",
2(degree) 07' 42", 2(degree) 10' 25", 2(degree) 12' 10", 2(degree) 12' 50" and
2(degree) 14' 42" in the Atwima, Sefwi Wiawso, Wassa Amenfi and Bibiani-Anwhiaso-Bekwai Districts of the Ashanti and Western Regions of the Republic of Ghana which piece or parcel of land is more particularly delineated on the plan annexed hereto for the purposes of identification and not of limitation.
                                                                              13